Exhibit 4.(ii) B

FARMLAND INDUSTRIES, INC.
FARMLAND FOODS, INC.
FIRST AMENDMENT
TO FIRST AMENDED AND RESTATED DEBTOR-IN-POSSESSION
CREDIT AGREEMENT AND
ADEQUATE PROTECTION STIPULATION

        This FIRST AMENDMENT TO FIRST AMENDED AND RESTATED DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND ADEQUATE PROTECTION STIPULATION (this “Amendment”) is dated as of January 8, 2003 and entered into by and among FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation (“Company”), FARMLAND FOODS, INC., a Kansas corporation (“Foods”), and together with Company, jointly and severally, the “Borrowers”, THE MATERIAL SUBSIDIARIES OF BORROWERS (the “Material Subsidiaries”) for purposes of subsections 2.16 through 2.22 of the DIP Credit Agreement (as hereinafter defined), in each case as debtor and debtor-in-possession, the FINANCIAL INSTITUTIONS PARTY HERETO (in their capacities as DIP Lenders, the “DIP Lenders”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as agent for DIP Lenders (in such capacity, “DIP Agent”), and is made with reference to that certain First Amended and Restated Debtor-In-Possession Credit Agreement and Adequate Protection Stipulation dated as of June 5, 2002 (the “DIP Credit Agreement”), by and among Borrowers, the Material Subsidiaries, DIP Lenders, Prepetition Lenders, DIP Agent and Prepetition Agent.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the DIP Credit Agreement.

RECITALS

        WHEREAS, Borrowers, the Material Subsidiaries, and DIP Lenders desire to amend the DIP Credit Agreement as set forth herein;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.     AMENDMENTS TO DIP CREDIT AGREEMENT.

        A.       Amendments to Section 1 – Definitions.

        The definition of “Borrowing Base” is hereby amended by adding the following sentence to the end thereof: “Without limiting the foregoing, Borrowers acknowledge and agree that it shall be within DIP Agent’s Permitted Discretion to establish a reserve against the Borrowing Base pursuant to clause III above of up to $30,000,000 at any time from and after February 28, 2003.”

        B.     Amendments to Section 2 – Amounts and Terms of Commitments and Loans.

        Notwithstanding anything in subsection 2.4B of the DIP Credit Agreement to the contrary, from and after the First Amendment Effective Date, any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d) that is applied to the Revolving B DIP Loans shall result in a permanent reduction of the Revolving B DIP Loan Commitments equal to 100% of the amount of Revolving B DIP Loans so prepaid.

        C.     Amendments to Section 6 – Borrowers’ Affirmative Covenants.

        (i)     Subsection 6.1(iii) of the DIP Credit Agreement is hereby amended by deleting the phrase “shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern” and replacing it with the phrase “other than a qualification as to the ability of the Company and its Subsidiaries to continue as a going concern”.

        (ii)     The following provisions are hereby added to Section 6 following subsection 6.11:

        “6.12     Paydowns.  From and after the date hereof and not later than the last Business Day of each period set forth below, Borrowers shall make Paydowns (defined below) in amounts not less than the amounts set forth below for such period:

Period	Amount
January 8, 2003 - February 28, 2003	$40,000,000
March 1, 2003 – March 31, 2003	$10,000,000

“Paydowns” means (i) the mandatory prepayment of the Revolving B DIP Loans and/or repayment of the Term Loans outstanding under the Prepetition Credit Facilities in either case with Net Asset Sale Proceeds arising from Asset Sales (other than the sale of Beef (as defined in subsection 6.13, below) or Borrowers’ pork processing operations) pursuant to subsections 2.4B(iii)(a), 2.4B(iv)(b) and 6.8 and, to the extent this Agreement provides for application of such mandatory prepayments to the Revolving B DIP Loans without reduction of the Revolving B DIP Loan Commitments, the concurrent permanent reduction of the Revolving B DIP Loan Commitments pursuant to subsection 2.4B(ii) equal to 100% of the amount of such mandatory prepayments, and/or (ii) other permanent reductions of the Revolving B DIP Loan Commitments (other than the voluntary reduction pursuant to Section 3 of this Amendment) and/or repayments of the Term Loans outstanding under the Prepetition Credit Facilities.

Paydowns made in any period in excess of the minimum amount for such period set forth above shall be deemed, for purposes of this subsection 6.12, to have been made in the following period. Compliance with the covenants set forth in this subsection 6.12 through voluntary reductions of the Revolving B DIP Loan Commitments or otherwise shall not in any way excuse compliance with the provisions of subsection 2.4 (for instance, Net Asset Sale Proceeds must be applied in accordance with subsection 2.4 irrespective of whether the threshold Paydowns in the applicable period have been made).

6.13     Farmland Milestones.

        A.     Protein Sale.  Commencing not later than the First Amendment Effective Date, Borrowers shall commence efforts to market and sell all of Company’s interest in Farmland National Beef Packing Company, L.P. (“Beef”) (the sale of Beef  being referred to herein as the “Protein Sale”) and shall consummate such sale not later than the date set forth therefor on Schedule 1 attached hereto.  Without limiting the foregoing, Borrowers shall achieve each of the milestones set forth on Schedule 1 in connection with such marketing and sale efforts not later than the date set forth on Schedule 1 with respect to such milestone.

        B.     Fertilizer Sale.  From and after the First Amendment Effective Date, Borrowers shall continue efforts to market and sell all or substantially all of Company’s fertilizer operations in North America (with the understanding that such sale need not include certain non-operating facilities, need not include the facility at Coffeyville, Kansas and need not include Company’s interest in SF Phosphates Limited Company) and its interest in Farmland MissChem Limited (collectively, “Fertilizer” and the sale of same being the “Fertilizer Sale”), and shall consummate such sale not later than the date set forth therefor on Schedule 2 attached hereto.  Without limiting the foregoing, Borrowers shall achieve each of the milestones set forth on Schedule 2 in connection with such marketing and sale efforts not later than the date set forth on Schedule 2 with respect to such milestone.

        C.     Completion of Milestones.  Whether any of the milestones required to be completed pursuant to this subsection 6.13 have been satisfactorily completed shall be determined by DIP Agent in its reasonable discretion.  Borrowers shall promptly inform DIP Agent of all matters material to the Protein Sale and/or the Fertilizer Sale including promptly notifying DIP Agent of and promptly delivering copies of all appraisals, offering materials, reports, indications of interest, offers, responses, all initial draft documents, interim draft documents reflecting material changes and final draft documents and other matters pertinent thereto.

        6.14     Approved Course of Action.Not later than the date required for the consummation of the Beef Sale set forth on Schedule 1, Borrowers shall have provided to Agent a plan or course of action (which may but need not be a plan of reorganization) acceptable to Requisite DIP Lenders setting forth the means by which Borrowers shall repay the DIP Obligations and the Prepetition Obligations in full prior to the Commitment Termination Date. Thereafter, Borrowers shall diligently pursue such plan  or course of action to completion.”

        D.     Amendments to Section 3 – Letters of Credit.

Subsection 3.1A(vii) of the DIP Credit Agreement is hereby deleted in its entirety (which, for avoidance of doubt, does not include the last sentence of subsection 3.1A) and replaced with the following:

        “(vii) any Letter of Credit, if after giving effect to such issuance, the Letter of Credit Usage would exceed $59,675,000.”

        E.     Amendments to Section 7 – Borrowers’ Negative Covenants.

        Subsection 7.6 of the DIP Credit Agreement is hereby amended as follows: clause (iii) thereof (commencing with the word “or” immediately preceding the “(iii)”) is hereby deleted in its entirety and the word “or” is hereby inserted immediately before “(ii)” therein.

        F.     Amendments to Section 8 – Events of Default.

        (i)     Subsection  8.3 of the DIP Credit Agreement is hereby amended by adding the phrase “6.12, 6.13 or 6.14” immediately after the number “6.2” therein.

        (ii)     Subsection 8.13 of the DIP Credit Agreement is hereby deleted in its entirety and any Event of Default under such subsection 8.13 is waived as of the First Amendment Effective Date.

Section 2.     ACKNOWLEDGEMENT OF TERMINATION OF REVOLVING A DIP LOAN COMMITMENTS; PAYMENT OF DEFAULT INTEREST.

        Borrowers hereby acknowledge and agree that (i) the Revolving A DIP Loan Commitments were terminated as of December 9, 2002 and may not be reinstated, (ii) any Letters of Credit outstanding under the Revolving A DIP Loan Commitments as of December 13, 2002 were deemed to be Letters of Credit outstanding under the Revolving B DIP Loan Commitment as of such date, and (iii) Borrowers shall pay interest on the Loans at the default rate of interest under subsection 2.2E of the DIP Credit Agreement from December 9, 2002 through the First Amendment Effective Date.

Section 3.     VOLUNTARY REDUCTION OF REVOLVING B DIP LOAN COMMITMENTS.

        Effective as of the First Amendment Effective Date, pursuant to subsection 2.4B(ii) of the DIP Credit Agreement, Borrowers hereby voluntarily permanently reduce the Revolving B DIP Loan Commitments by $20,000,000, such that immediately following such reduction, the Revolving B DIP Loan Commitments shall equal $256,520,237.13.

Section 4.     CONDITIONS TO EFFECTIVENESS.

        Sections 1, 2 and 3 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):

A.	On or before the First Amendment Effective Date, each of Borrowers, Material Subsidiaries and Requisite DIP Lenders shall have delivered to DIP Agent executed copies of this Amendment.
B.	The Court shall have entered an order acceptable in form and substance to Agent approving entry into this Amendment by Borrowers and the Material Subsidiaries, and such order shall be in full force and effect and not subject to stay.
C.	Borrowers shall have paid to DIP Agent an amendment fee in the amount separately agreed upon by Borrowers and DIP Agent.

Section 5.     BORROWERS’ REPRESENTATIONS AND WARRANTIES

        In order to induce DIP Lenders to enter into this Amendment, Borrowers and the Material Subsidiaries represent and warrant to each DIP Lender that the following statements are true, correct and complete:

        A.     Corporate Power and Authority.  Subject to approval by the Court, Borrowers and the Material Subsidiaries have all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the DIP Credit Agreement as amended by this Amendment (the “Amended Agreement”).

        B.     Authorization of Agreements.  The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Borrowers and the Material Subsidiaries.

        C.     No Conflict.  Subject to approval by the Court, the execution and delivery by Borrowers and the Material Subsidiaries of this Amendment and the performance by Borrowers and the Material Subsidiaries of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to either Borrower or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of either Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on either Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of either Borrower or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of either Borrower or any of its Subsidiaries (other than Liens created under any of the DIP Loan Documents in favor of DIP Agent on behalf of DIP Lenders and in favor of Prepetition Agent on behalf of Prepetition Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of either Borrower or any of its Subsidiaries.

        D.     Governmental Consents.  Except for Court approval, the execution and delivery by Borrowers and the Material Subsidiaries of this Amendment and the performance by Borrowers and the Material Subsidiaries of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

        E.     Binding Obligation.  This Amendment and the Amended Agreement have been duly executed and delivered by each Borrower and each Material Subsidiary and subject to approval by the Court are the legally valid and binding obligations of each Borrower and each Material Subsidiary enforceable against each Borrower and each Material Subsidiary in accordance with their respective terms.

        F.     Incorporation of Representations and Warranties From DIP Credit Agreement.  The representations and warranties contained in Section 5 of the DIP Credit Agreement are and will be true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

        G.     Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

        Section 6.  MISCELLANEOUS

        A.     Reference to and Effect on the DIP Credit Agreement and the Other DIP Loan Documents.

        (i)     Except as specifically amended by this Amendment, the DIP Credit Agreement and the other DIP Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

        (ii)     The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of DIP Agent, Prepetition Agent or any DIP Lender or Prepetition Lender under, the DIP Credit Agreement or any of the other DIP Loan Documents.

        B.     Fees and Expenses.  Borrowers acknowledge that all costs, fees and expenses as described in subsection 10.2 of the DIP Credit Agreement incurred by DIP Agent, DIP Lenders and their respective counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Borrowers.

        C.     Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

        D.     Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        E.     Filing Under Seal.  The parties hereto agree that this Amendment may be filed with the Court under seal, and each shall support the same.

        F.     Disclosure Statement.  The DIP Lenders hereby consent to any motion by Borrowers seeking an order extending the time period in which to file a disclosure statement until March 31, 2003.

        H.     Release.     Borrowers on behalf of themselves, their Subsidiaries and Affiliates and their respective bankruptcy estates hereby acknowledge effective upon the First Amendment Effective Date, that Borrowers and their Subsidiaries and Affiliates, have no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of Borrowers’ and their Subsidiaries’ and Affiliates’ liability to repay the DIP Agent or each DIP Lender as provided in the DIP Credit Agreement or to seek affirmative relief or damages of any kind or nature from the DIP Agent or any DIP Lender.  The Borrowers and their Subsidiaries and Affiliates, each in its own right and on behalf of its bankruptcy estate, all its successors, assigns, Subsidiaries and Affiliates and any Person acting for or on behalf of, or claiming through it, (collectively, the “Releasing Parties”), hereby fully, finally and forever release and discharge the DIP Agent and the DIP Lenders (including in their respective capacities as agent and lenders under the Prepetition Credit Facilities) and all of the DIP Agent’s and DIP Lenders’ past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. section 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the DIP Credit Agreement and the transactions contemplated herby, the Prepetition Credit Facilities and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

        I.     Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

FARMLAND INDUSTRIES, INC.
as Debtor and Debtor-in-Possession

By:
Title:

Notice Address:
12200 North Ambassador Drive
Kansas City, Missouri 64163-1244
Attention: Treasurer

farmland foods, inc.
as Debtor and Debtor-in-Possession

By:
Title:

Notice Address:
c/o Farmland Industries, Inc.
12200 North Ambassador Drive
Kansas City, Missouri 64164-1244
Attention: Treasurer

GUARANTORS:

FARMLAND TRANSPORTATION, INC.,
as Debtor and Debtor-in-Possession

By:
Title:

Address:

SFA, INC.,
as Debtor and Debtor-in-Possession

By:
Title:

Address:

FARMLAND PIPE LINE COMPANY,
as Debtor and Debtor-in-Possession

By:
Title:

Address:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a DIP Lender and as DIP Agent

By:
Title:

Notice Address:
31 W. 52nd Street
New York, New York 10019
Attention: Michael J. Malcangi

With a copy to:
Deutsche Bank Securities Inc.
300 S. Grand Avenue, 41st Floor
Los Angeles, California 90071
Attention: Keith J. Alexander

as a DIP Lender

By:
Name:
Title: